EXHIBIT 16.1

Malone & Bailey, PC
2925 Briarpark Drive, Suite 930
Houston, Texas 77042

March 14, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:	Cybertel Capital Corp. File No. 000-26913

We have read the statements that Cybertel Capital Corp. included under Item 4 of the Form 8-K report expected to be filed on March 14, 2007 regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

Malone & Bailey, PC